UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): May 14, 2018

Cardtronics plc

(Exact name of registrant as specified in its charter)

England and Wales	001-37820	98-1304627
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification Number)

3250 Briarpark Drive, Suite 400, Houston, Texas	77042
(Address of principal executive offices)	Zip Code

(832) 308-4000

(Registrant’s telephone number, including area code)

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Schedule 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously announced, Cardtronics plc (the “Company”) had commenced a search for a principal accounting officer and E. Brad Conrad was transitioning to the role of Executive Vice President — Treasurer.  On May 21, 2018, Paul A. Gullo will commence as Chief Accounting Officer of the Company.

Previously, Mr. Gullo, age 52, served in a number of roles at TechnipFMC plc, including as Chief Financial Officer, Technip Stone & Webster Process Technology, Inc. since August 2013, as Chief Financial Officer, Technip USA Inc. from January 2012 to August 2013 and as Vice President — Finance, Technip USA, Inc. from March 2009 to December 2011.  Mr. Gullo has also held various finance and accounting positions at Friedkin Companies, Inc., Kellogg Brown & Root, Continental Airlines, Inc., and IQ 2000, Inc. and served as an Experienced Senior Auditor at Ernst & Young LLP in Houston, Texas.

In connection with his appointment as Chief Accounting Officer Mr. Gullo entered into an employment agreement with Cardtronics USA, Inc. on May 14, 2018. The employment agreement has an initial term of one year and the term will automatically be extended for one-year periods on each anniversary of the effective date. Pursuant to his employment agreement, Mr. Gullo will be entitled to receive the following compensation commencing May 21, 2018:

•                  Base salary of $310,000 per year;

•                  Target annual cash bonus equal to 60% of his base salary, up a maximum annual bonus of 150% of base salary;

•                  Target annual long-term equity incentive award equal to 60% of his base salary;

•                  A one-time sign-on restricted stock unit award equal to $100,000 as of the grant date, generally vesting at a rate of 25% per year over 4 years; and

•                  A one-time cash sign-on bonus of $20,000, subject to recoupment upon a termination for Cause (as defined in the employment agreement) by the Company or resignation without Good Reason (as defined in the employment agreement) by Mr. Gullo within two years of his start date;

•                  Participation in benefit plans on the same basis as those generally made available to other senior executives of the Company.

If Mr. Gullo’s employment is terminated, he will be entitled to receive payment of all accrued and unpaid salary and unreimbursed expenses.  If Mr. Gullo’s employment is terminated due to death or disability, he will also be entitled to receive any earned but unpaid annual bonus for the year prior to the year of termination and acceleration of any outstanding equity award that was granted subject solely to time-based vesting and that would have vested within the following 12 months had no termination occurred.  If Mr. Gullo’s employment is terminated by him for Good Reason (as defined in the employment agreement), by the Company without Cause (as defined in the employment agreement) or by the Company’s election not to renew his employment agreement at the end of his term, he will also be entitled to receive (i) any unpaid annual bonus for the year prior to the termination, (ii) one times the sum of his base salary and target annual bonus, paid over 12 months , (iii) a lump sum payment equal to the aggregate monthly employer contribution to the Company’s group health coverage premium for 12 months and (iv) full vesting of any outstanding equity award that was granted subject solely to time-based vesting.  All severance payments not required by law are subject to Mr. Gullo’s execution of an irrevocable release of claims in favor of the Company and related parties.

Mr. Gullo is subject to perpetual confidentiality, non-disclosure and non-disparagement provisions, and non-competition and non-solicitation covenants during employment and for one year thereafter.

The foregoing is reflected in and subject to the full text of the employment agreement entered into between Mr. Gullo and the Company.

There are no material arrangements or understandings between Mr. Gullo and any other person pursuant to which he was appointed as an officer of the Company.  Mr. Gullo does not have any family relationship with any director or officer of the Company or any person nominated or chosen by the Company to become a director or executive officer, and there are no transactions in which Mr. Gullo has an interest requiring disclosure under Item 404(a) of Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARDTRONICS PLC

By:	/s/ Gary W. Ferrera
Gary W. Ferrera
Chief Financial Officer
May 15, 2018